Exhibit 99.3

NYSE VIRTUAL INVESTOR FORUM: “Investing in Reinsurance Companies”

CHRISTOPHER HARRIS, CHIEF UNDERWRITING AND RISK OFFICER

December 4, 2007

Good morning. Welcome to the first virtual investor presentation for Montpelier Re. My name is Chris Harris, and I will be your host today. I am the Chief Underwriting and Risk Officer for the Montpelier Group.

Forward Looking Statements and Safe Harbor

During our discussions this morning, we may make forward-looking statements. These statements are based on the Company’s current plans, estimates and expectations. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors disclosed previously and from time to time in Montpelier’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Stock Information

Now that the legal disclaimers are out of the way – a little background on Montpelier Re. The company was founded in December 2001 as a Bermuda-based property catastrophe reinsurance specialist. Our common shares began trading on the NYSE under the stock symbol “MRH” on October 10th 2002 less than a year after we started operations. Based on the November 30th closing price, our current market cap is in excess of One Point Six Billion Dollars. Gross written premiums for the trailing 12 months were Six Hundred and Sixty Three Million Dollars.

The Montpelier Advantage

Montpelier Re is one of the leading property catastrophe reinsurers in the world, and I would like to highlight a few of our key competitive advantages.

In both the US and international markets, we are a well-respected lead pricing market. Our proprietary CATM system enables us to provide a quick and consistent pricing service to brokers and clients and to identify the best-priced accounts. High levels of client service combined with our long-standing industry relationships lead to preferred positions on the business we target.

During 2007, we broadened our operating platform to include underwriting offices in Europe and the US. With our expanded reach, we can leverage our existing relationships, tools, and talent to achieve diversification across geographies, products, and customers. But our underwriting objective remains the same for all locations – leverage our market knowledge, experience, and technology to select the superior risks.

Montpelier Re is in the business of assuming underwriting and investment risk, and risk management is a core competency for us. Our management culture and risk assessment tools produce a consistent view of risk across our company. We also use daily underwriting meetings to reinforce this discipline.

We have a proven track record of capital management – we match our capital to the underwriting opportunity. Whether it is our Blue Ocean sidecar, our catastrophe bond adviser facility, or our use of contingent capital, we look for ways to partner with third party capital and to leverage our underwriting expertise.

Most importantly for our customers and business partners, we maintain a strong and conservative balance sheet.

Business Mix

This pie chart shows our gross written premium split by line of business and by geography. Our global property catastrophe portfolio makes up the majority of our premium followed by property specialty and other specialty. The other specialty bucket includes premium from terrorism, aviation, casualty, engineering, and crop classes.

We expect significant volatility in the property cat segment, but we believe the long-term profitability is also greatest in this segment.

Our group uses a proprietary CATM system that has been developed and enhanced in-house over the last 6 years. Our CATM model provides a consistent house view of risk and represents a significant competitive advantage over some of our less specialized peers and some of our newer competitors.

As we grow our underwriting operations outside of Bermuda, we expect that our property catastrophe concentration will decrease as London and the US write more complementary business.

Q3 2007 Financial Performance

The bar chart shows our annualized operating ROE based on the recent third quarter results. While we did experience some favorable reserve development in the quarter, we excluded this benefit in order to highlight the quality and strength of earnings from our current portfolio.

One of Montpelier’s core financial objectives is to maximize growth in book value per share subject to our internal risk constraints. Our management focuses on it, and our compensation plans reward it. During the quarter, our book value per share including dividends increased by more than 6%. Since the beginning of 2006, our book value per share including dividends has grown by 48%.

Consolidated Financial Summary

Current shareholders equity stands at $1.6 billion dollars with total capital in excess of $2 billion dollars. Both measures have increased steadily over the last two years.

We maintain solid financial strength ratings. Our Bermuda operation carries “A Minus” ratings from both AM Best and S&P while our Lloyd’s Syndicate carries an “A Plus” rating from S&P and an “A” rating from AM Best.

Strong Balance Sheet

A strong, conservatively stated balance sheet is very important to both customers and investors. Our risk adjusted capital is at the highest level in our history, and we have sufficient capital to fund our organic growth efforts outside of Bermuda. During 2005, we incurred significant losses and needed to recapitalize during uncertain times. We survived and have indeed thrived. However, we emerged from 2005 committed to carrying more capital and contingent capital per dollar of catastrophe risk. What doesn’t kill you makes you stronger, and we believe we have one of the stronger balance sheets in the industry.

I will discuss loss reserves in more detail on the following slide, but we have shown a pattern of prudent reserving to date.

On the investment front, our short duration, high credit quality portfolio has served us well in recent times. As we broaden our underwriting platform and reduce our prospective operating volatility, we expect to allocate a higher percentage of our portfolio to equities and alternative investments.

We remain comfortable with our financial leverage position with a debt to total capital ratio below 15%.

Loss Reserving History

Sticking with the strong balance sheet theme, this chart demonstrates our annual and cumulative reserve development since inception of the company. As the company has matured, we have placed more weight on our own loss experience and less weight on industry benchmarks. Therefore, you will note a slightly more stable pattern over the last several years.

As of the end of the third quarter, our net total loss reserves break down as follows:  50% relate to the major storms from 2004, 2005, and 2007, 30% relate to all other short-tail business and 20% relate to casualty lines.

Inception to date, we have shown $228 million dollars of favorable development, but IBNR still represents 53% of our total reserves.

Our reserving for large events has been very strong relative to peers. In contrast to many of our competitors who have seen adverse development, our Katrina ultimate loss projections are lower now than at the end of 2005.

 Experienced Management Team

Montpelier has a seasoned and stable management team, but our expansion initiatives have added even more depth to the team in 2007. We recently announced that Chairman and CEO Tony Taylor has extended his contract for a further two years with a plan for him to step up to the role of Executive Chairman during this time frame. In advance of Mr. Taylor becoming Executive Chairman, the Company will provide further details of the succession plan.

Effective January 1, 2008, I will assume the role of President of the Company. Tom Busher, a Director and our Chief Operating Officer, will assume the role of Deputy Chairman.

Richard Chattock, who has been with Montpelier since 2002, was promoted to Active Underwriter of Syndicate 5151 during 2007. Additionally, we were very fortunate to land Stan Kott to run our US operations. Stan and his team bring long and successful underwriting track records, and we welcome them to our growing organization.

Risk Management

We use proprietary risk assessment tools and a three-pronged approach to manage risk in our organization. In simple terms, we continually ask ourselves three questions:

The first question is:  “What is the maximum amount we will insure in any one zone?”

We set constraints, and we monitor accumulations in real-time using our internal exposure database. This allows us to view our terrorism or natural perils exposures at levels of resolution ranging from country to zip code to street address.

The second question is:  “How much are we willing to lose in a single event?”  We estimate our potential loss from a single event using a combination of outputs from our CATM system, underwriting experience, and selected stress scenarios.

Lastly, we ask:  “How much are we willing to lose from a series of events?”  We produce 100,000 years of simulated underwriting and investment returns in order to test the performance of our portfolio under various stress cases.

In addition to monitoring the underwriting and investment risk, our enterprise-wide approach to risk management also focuses on minimizing or eliminating the other operational risks inherent in our business.

For more details on our risk management approach and current exposures, please see Item 2 in our latest 10-Q filing.

2008 Platform

The Montpelier Group primarily writes property reinsurance and insurance business. In addition to property lines, we write certain specialty lines including Aviation, Terrorism, Marine, Engineering, and Crop. We also underwrite miscellaneous casualty lines with the largest concentration in medical malpractice.

We operate from 4 platforms:

Montpelier Reinsurance Ltd. opened in Bermuda in December 2001. Bermuda is the largest underwriting center for the group, and Property Catastrophe is the main product focus. David Sinnott and Malcolm Graham-Taylor head the Bermuda underwriting team.

Our London platform, represented by Lloyd’s Syndicate 5151, is led by Richard Chattock. 5151 underwrites a balanced book of non-marine property and specialty lines. The mutual structure of Lloyd’s offers us many advantages, including a global distribution network, strong financial ratings, and an efficient and flexible capital structure.

Our Swiss platform is headed by CEO Gerald Koenig, formerly head of marketing for GE Frankona. Many of our international clients have told us they want to trade with people who live in their countries, who speak their languages, and who understand their businesses. Montpelier Europa’s goal is to help the group convert more international opportunities in Europe and the Middle East.

Finally, our US platform consists of Montpelier Underwriting Inc and Montpelier US Insurance Company. Stan Kott, formerly of Wellington Underwriting Inc, heads the US operations.

Montpelier Underwriting Inc. is based in Hartford, Connecticut, but underwrites Property Specialty and Other Specialty business on behalf of Syndicate 5151 from a variety of locations across the US.

Montpelier US Insurance Company is an excess and surplus lines insurance company that will commence writing business in December 2007 or January 2008 with an initial focus on the small account casualty segment.

Benefits of Expanded Platform

Traditionally we have operated from a single seat of operations in Bermuda. This worked well for us initially, but we believe a broader operating base will benefit the Group in a number of ways.

First, since the dark days post 9/11, the capacity and risk appetite of the US and London markets have recovered and we have observed a trend of more business sticking to its local market. Our initiatives will compensate for this trend and will enable us to get closer to our clients and to develop more long-term distribution channels.

Second, by capturing more business that is not correlated with our current peak zones, we expect to improve the efficiency of our capital and reduce our long-term earnings volatility.

Third, I have already described the key benefits of Lloyd’s membership. These have been more widely recognized since the resolution by Berkshire Hathaway of the question-marks surrounding Equitas, and the market’s subsequent rating upgrade to A+ by S&P. Indeed, they have resulted in recent substantial M&A activity in the sector.

Lloyd’s benefits are consistent with our desire to improve our distribution and optimize our capital efficiency. We have been able to leverage the strong Lloyd’s background of our senior management in order to start a new Syndicate without paying an acquisition premium.

Fourth, the expansion of our operations has provided an influx of experienced talent to the Company. Among the new appointments are valuable new posts that would not have been viable within the more limited environment of a Bermuda-only business model.

The final point is that we have been able to minimize the execution risk associated with our diversification plans. We have done this by working with people we know, sticking to products we understand and using systems we already own.

Our industry’s history is littered with unsuccessful transactions involving cultural differences and other surprises, and we have sought to limit these risks.

The Montpelier Advantage

In conclusion, I would like to reiterate some of Montpelier’s competitive advantages.

We are an established market leader with a very experienced management team.

Our product mix is well positioned in the current underwriting cycle, where property rates, although falling, are trading off healthy levels. We do not have a large casualty concentration where rates have been falling for a longer period of time.

The combination of management relationships, client service, and advanced technology gives us an edge when it comes to identifying opportunities and selecting risks.

We believe our patient, organic growth approach to expanding our platform will add significant franchise value, and we remain excited about the opportunities that lie ahead for the Montpelier Group.

Thank you for listening to the presentation. If you have any questions, or if you would like further information, you will find the contact details for our Treasurer and Corporate Affairs Manager on the following page. You will also find the address of our website which contains additional investor information.